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                                                                       EXHIBIT 2
                                                                       ---------

                             ARTICLES OF AMENDMENT
                                      OF
                           OAKWOOD HOMES CORPORATION

     Pursuant to (S)55-10-06 of the General Statutes of North Carolina, the undersigned corporation hereby submits the following Articles of Amendment for the purpose of amending its Restated Articles of Incorporation.

1.   The name of the corporation is Oakwood Homes Corporation.

2. The following amendment to the Restated Articles of Incorporation of the Corporation was duly adopted on June 8, 2001:

     The Restated Articles of Incorporation of the Corporation, as heretofore restated and amended, are amended by adding the following paragraph at the end of Article 4:

          "Each five shares of the Corporation's Common Stock issued and outstanding at 11:59 p.m. on June 18, 2001, the effective time of a reverse stock split (the "Split Effective Time"), shall be automatically changed and reclassified, as of the Split Effective Time and without further action, into one (1) fully paid and nonassessable share of the Corporation's Common Stock; provided, however, that any fractional interest resulting from such change and reclassification shall be rounded upward to the nearest whole share. Share interests due to rounding are given solely to save expense and inconvenience of issuing fractional shares and do not represent separately bargained for consideration."

3. The reclassification of the Corporation's Common Stock pursuant to the amendment will be effected in the following manner:

     Beginning at the Split Effective Time, each certificate (a "Pre-split Certificate") representing outstanding shares of the Corporation's Common Stock immediately prior to the Split Effective Time will be deemed for all corporate purposes to evidence ownership of the number of shares of the Corporation's Common Stock into which such shares have been reclassified pursuant to this amendment ("Post-split Shares"). Promptly after the Split Effective Time, the Corporation shall cause its transfer agent (the "Exchange Agent") to mail to each holder of record of a Pre-split Certificate a letter of transmittal (which shall be in such form and have such other provisions as the Corporation may reasonably specify) and instructions for use in effecting the surrender of such Pre-split Certificates in exchange for a certificate representing the number of Post-split Shares into which the shares represented by such Pre-split Certificate shall have been reclassified (a "Post-split Certificate"). Upon surrender of a Pre-split Certificate to the Exchange Agent, together with such letter of transmittal, duly completed and validly executed in accordance with the instructions thereto, and such other documents as may be required
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     pursuant to such instructions, the holder of such Pre-split Certificate shall be entitled to receive in exchange therefor a Post-split Certificate as provided herein, and the Pre-split Certificate so surrendered shall forthwith be canceled.

4. The amendment was approved by shareholder action, and such shareholder approval was obtained as required by Chapter 55 of the North Carolina General Statutes.


This the  13  day of June, 2001
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                                             OAKWOOD HOMES CORPORATION


                                             By: /s/ Suzanne H. Wood
                                                --------------------
                                                Suzanne H. Wood
                                                Executive Vice President and
                                                Chief Financial Officer